                                                                 EXHIBIT (c)(11)



                                VOTING AGREEMENT


                 VOTING AGREEMENT (this "Agreement"), dated as of May [ ], 1997, by and among J.W. Childs Equity Partners, L.P., a Delaware limited partnership ("JWC"), Jillian's Entertainment Holdings, Inc., a Delaware corporation ("Holdings"), and the shareholders of Jillian's Entertainment Corporation, a Florida corporation ("Jillian's"), listed on Schedule A hereto (the "Shareholders").

                 WHEREAS, concurrently with the execution of this Agreement, Holdings, Jillian's and Jillian's Entertainment Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Holdings ("Sub"), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), providing for the merger (the "Merger") of Sub with and into Jillian's pursuant to the terms and conditions of the Merger Agreement; and

                 WHEREAS, the Shareholders own of record and beneficially the shares (the "Shares") of the common stock, par value $.001 per share, of Jillian's (the "Jillian's Common") set forth opposite their respective names on Schedule A hereto and desire to enter into this Agreement with respect to the Shares; and

                 WHEREAS, in order to induce Holdings to enter into the Merger Agreement and to induce JWC and Holdings to enter into the Purchase Agreement, dated as of the date hereof, with Jillian's, the Continuing Shareholders, the Other Option Holders, the Continuing Option Holders, the Continuing Warrant Holders and the Borrowers (each as defined therein), the Shareholders have agreed, upon the terms and subject to the conditions set forth herein, to vote the Shares at a meeting of Jillian's shareholders in favor of approval of the Merger Proposal (as defined in the Merger Agreement) pursuant to the terms of the Merger Agreement;

                 NOW, THEREFORE, in consideration of the premises and agreements set forth herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                 1.    Agreement to Vote Shares.

                       (a) Each of the Shareholders agrees, during the term of this Agreement, to vote the Shares as to which it has voting power or control, in person or by proxy, in favor of approval of the Merger Proposal and against approval of any matter which is inconsistent with the Merger Agreement and the transactions contemplated thereby, at every meeting of the shareholders of Jillian's at which such matters are considered and at every adjournment thereof (each, a "Shareholder Meeting").

                 2. No Voting Trusts. Each of the Shareholders agrees that such Shareholder will not, nor will such Shareholder permit any entity under such Shareholder's control to, deposit any of such Shareholder's Shares in a voting trust or subject any of its Shares to any arrangement with respect to the voting of the Shares that is inconsistent with this Agreement.

                 3. Limitation on Dispositions and Proxies. During the term of this Agreement, each of the Shareholders agrees not to sell, assign, pledge, transfer or otherwise dispose of (each a "Transfer"), or grant any proxies with respect to (except for a proxy which is not inconsistent with the terms of this Agreement) any of such Shareholder's Shares.

                 4. Representations and Warranties of the Shareholders. Each of the Shareholders represents and warrants to JWC and Holdings as of the date hereof that:

                       (a) such Shareholder is the record or beneficial owner of the Shares set forth opposite such Shareholder's name on Schedule A hereto, and such Shares represent all of the Jillian's Common owned of record or beneficially by such Shareholder, directly or indirectly;

                       (b) such Shareholder has full legal power and authority to execute and deliver this Agreement;

                       (c) the Shares set forth opposite such Shareholder's name on Schedule A hereto are free and clear of all proxies; and

                       (d) such Shareholder has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                 5. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other parties if a party hereto fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, the other parties will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other parties have an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

                 6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof, and such term and this Agreement shall terminate upon the earliest to occur of (i) the Effective Time (as defined in the Merger Agreement); (ii) the date on which the Merger Agreement is terminated in accordance with its terms; or (iii) the date on which the Board of Directors of Jillian's withdraws or materially modifies or changes its recommendation of the Merger Proposal if the Board of Directors of Jillian's, based on the written opinion of outside legal counsel, determines, in good faith by majority vote, that the failure to take such action would be deemed a breach of its fiduciary duties to the Jillian's shareholders under applicable law. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

                 7. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

                 8. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice or other communication shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

                 If to the Shareholders, to the addresses listed on Schedule A hereto.

                 With a copy to Jillian's counsel:

                       Shaw Pittman Potts & Trowbridge
                       2300 N Street, N.W.
                       Washington, D.C.  20037
                       Attention:  Steven L. Meltzer
                       Telecopy:  (202) 663-8007

                 If to JWC or Holdings:

                       J.W. Childs Associates, L.P.
                       One Federal Street, 21st Floor
                       Boston, MA  02110
                       Attention:  Glenn A. Hopkins
                       Telecopy:  (617) 573-1101

                 With a copy to:

                       Skadden, Arps, Slate, Meagher & Flom LLP
                       One Beacon Street
                       Boston, Massachusetts  02108
                       Attention:  Louis A. Goodman
                       Telecopy:  (617) 573-4822

Nothing in this Section 8 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

                 9.    Miscellaneous.

                       (a) Nothing contained in this Agreement shall be construed as creating any liability on the part of JWC under the Merger Agreement.

                       (b) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware without reference to its conflicts of law principles.

                       (c) In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

                       (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall be come effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                       (e) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                 IN WITNESS WHEREOF, the parties hereto have executed under seal and delivered this Agreement as of the date first written above.

                            J.W. CHILDS EQUITY PARTNERS,
                            L.P.

                            By:  J.W. Childs Advisors, L.P.,
                            its general partner

                            By:  J.W. Childs Associates, L.P.,
                            its general partner

                            By:  J.W. Childs Associates, Inc.,
                            its general partner

                            By:
                               -----------------------------
                               Name:     Glenn A. Hopkins
                               Title:    Vice President



                            JILLIAN'S ENTERTAINMENT
                            HOLDINGS, INC.


                            By:
                               -----------------------------
                               Name:     Glenn A. Hopkins
                               Title:    President

                                           SHAREHOLDERS:



                                           --------------------------------
                                           Steven L. Foster



                                           --------------------------------
                                           Steven Rubin



                                           --------------------------------
                                           Kevin Troy



                                           --------------------------------
                                           Kerry Breitbart



                                           THE BLIND TRUST UDT
                                           3/26/93


                                           By:
                                              -----------------------------
                                              Name:
                                              Title:



                                           --------------------------------
                                           Warren Berman



                                           --------------------------------
                                           William Hurlin

                                 SCHEDULE A

                                         Number of
                                         Outstanding
 Shareholder                             Shares Owned
 -----------                             ------------
 Steven L. Foster                        1,323,600
 Oakwood Apartments H-210
 3686 Barham Boulevard
 Los Angeles, CA  90068

 Steven Rubin                            1,240,765
 [          ]


 Kevin Troy                                551,667
 [          ]


 Kerry Breitbart                           400,000
 [          ]

 The Blind Trust UDT                       206,625
 3/26/93
 [          ]


 Warren Berman                             133,333
 [          ]

 William Hurlin                            127,500
 [          ]





                                       8